Exhibit 4.4

Execution Copy

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

NOAH HOLDINGS LIMITED

SHANGHAI NOAH RONGYAO INVESTMENT CONSULTING CO., LTD.

SHANGHAI NOAH INVESTMENT MANAGEMENT CO., LTD.

Founder Ordinary Shareholders

Other Ordinary Shareholders

Founders

Non-Founders

and

Investors

dated as of June 30, 2010

TABLE OF CONTENTS

		Page No.

1.INFORMATION RIGHTS; BOARD REPRESENTATION		1

2.REGISTRATION RIGHTS		3

3.RIGHT OF PARTICIPATION		15

4.TRANSFER RESTRICTIONS		17

5.DRAG-ALONG RIGHT		22

6.ASSIGNMENT AND AMENDMENT		23

7.CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETE		24

8.PROTECTIVE PROVISIONS		25

9.REDEMPTION		27

10LIQUIDATION, DISSOLUTION OR WINDING UP		29

11.GENERAL PROVISIONS		31

Schedule A	Part 1 Schedule of Founder Ordinary Shareholders

	Part 2 Schedule of Other Ordinary Shareholders

	Part 3 Schedule of Founders

	Part 4 Schedule of Non-Founders

	Part 5 Schedule of Investors

Schedule B	Allocation of Shares

Schedule C	Notices

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2010 by and among NOAH HOLDINGS LIMITED, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (company registration no. CF-190307) (the “Company”); SHANGHAI NOAH RONGYAO INVESTMENT CONSULTING CO., LTD ( , formerly SHANGHAI FUZHOU INVESTMENT CONSULTING CO., LTD. or ), a wholly foreign-owned enterprise established and existing under the laws of the People’s Republic of China (the “PRC”) (the “PRC Subsidiary”); SHANGHAI NOAH INVESTMENT MANAGEMENT CO., LTD. ( ), a limited liability company organized and existing under the laws of the PRC (the “Domco”); each of the persons listed in Part 1 of Schedule A hereto (collectively, the “Founder Ordinary Shareholders” and each, a “Founder Ordinary Shareholder”); each of the persons listed in Part 2 of Schedule A hereto (collectively, the “Other Ordinary Shareholders” and each, an “Other Ordinary Shareholder”); each of the individuals listed in Part 3 of Schedule A (collectively, the “Founders” and each, a “Founder”); each of the individuals listed in Part 4 of Schedule A (collectively, the “Non-Founders” and each, a “Non-Founder”); and each of the persons listed in Part 5 of Schedule A hereto (collectively, the “Investors”, each, an “Investor”).

RECITALS

A. The parties hereto and NOAH INVESTMENT MANAGEMENT CO., LTD., (the “Original Ordinary Shareholder”) are parties to a shareholders agreement dated September 3, 2007, as amended through an amendment agreement dated January 5, 2008 (the “2007 Shareholders Agreement”).

B. The original ordinary shareholder transferred its 17,100,000 ordinary shares of the Company to the Founder Ordinary Shareholders and the Other Ordinary Shareholders (together with the Founder Ordinary Shareholders, the “Ordinary Shareholders”) and ceased to be a shareholder of the Company in January 2008.

C. The parties to the 2007 Shareholders Agreement wish to enter into this agreement to supersede the 2007 Shareholders Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	INFORMATION RIGHTS; BOARD REPRESENTATION

1.1 Information and Inspection Rights.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Series A Shares are outstanding, the Company will deliver to each holder of Series A Shares:

(i) audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year, prepared in accordance with the U.S. generally accepted accounting principles (the “US GAAP”) and audited by a “Big 4” accounting firm mutually agreed upon by the Company and the Investors;

(ii) unaudited monthly consolidated financial statements, within twenty-one (21) days of the end of each month which shall indicate variances from the annual budget of the Company with respect to key line items;

(iii) an annual consolidated budget for the following fiscal year, within thirty (30) days prior to the end of each fiscal year;

(iv) copies of all documents or other information sent to any shareholder; and

(v) upon the written request by the Investors, such other information as the Investors shall reasonably request (the above rights, collectively, the “Information Rights”). All financial statements to be provided to the Investors pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period and shall be prepared in conformance with the US GAAP except for item (ii) above, which shall be prepared in accordance with the PRC generally acceptable accounting principles.

(b) Inspection Rights. The Company further covenants and agrees that, commencing on the date of this Agreement, for so long as any Series A Shares are outstanding, each holder of Series A Shares shall have (i) the right to inspect facilities, records and books of the Company and any of its subsidiaries (including the PRC Companies) at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of the Company and any of its subsidiaries (including the PRC Companies) with its directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”). The Inspection Rights shall be exercised in a manner so as not to unreasonably interfere with the normal business operations of the Company and PRC Companies. For the purpose of this Agreement, the “PRC Companies” shall include the PRC Subsidiary, the Domco, Beijing Noah Wealth Investment Consulting Co., Ltd. ( ).

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a firm underwritten public offering of the ordinary shares, par value US$0.0005 per share, of the Company (“Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), with gross proceeds to the Company in excess of US$50,000,000 (prior to underwriters’ discounts and commissions) and an implied valuation of the Company prior to such offering of at least US$300,000,000, or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange; provided that such offering satisfies the foregoing gross proceeds and valuation requirements (a “Qualified Public Offering”).

1.2 Board of Directors.

(a) Board Representation. The Company’s Memorandum and Articles of Association (the “Memorandum and Articles”) shall provide that the Company’s Board of Directors (the “Board”) shall consist of five (5) members, which number of members shall not be changed except pursuant to an amendment to the Memorandum and Articles. The Investors shall be entitled to appoint and remove one (1) director, and the Ordinary Shareholders shall be entitled to appoint and remove the remaining four (4) directors, among whom two (2) directors shall be appointed and removed by the Founder Ordinary Shareholders according to the instruction and approval of the Founders and the remaining two (2) directors shall be appointed and removed by the Other Ordinary Shareholders according to the instruction and approval of the Non-Founders. If the transfer of the Restricted Shares (as defined below) according to Section 4.5(d) occurs, the Investors shall be entitled to appoint and remove one (1) director, the Founders or the corresponding persons of the Founders under the caption “Record Holder” as set forth in Schedule B hereto (as applicable) shall be entitled to appoint and remove two (2) directors and the Non-Founders or the corresponding persons of the Non-Founders under the caption “Record Holder” as set forth in Schedule B hereto (as applicable) shall be entitled to appoint and remove the remaining two (2) directors.

(b) Committees of the Board. The Board shall establish a compensation committee (the “Compensation Committee”) to manage the compensation affairs of the Company, including implementing salary and equity guidelines for the Company, approving compensation packages, severance agreements and employment agreements for all senior managers (at the level of vice president or above) as well as administering the Company’s employee equity incentive plans. The Compensation Committee shall consist of three directors, including at least one (1) director appointed by the Investors. All acts of the Compensation Committee shall require the approval of a majority of members of the Compensation Committee, which shall include the director appointed by the Investors.

(c) PRC Companies. The board of directors of each of the PRC Companies shall consist of the same directors as that of the Company. The Investors shall ensure that the Investor-appointed directors are qualified to be directors of the PRC Companies under PRC laws.

(d) Costs and Expenses. The Company shall bear the reasonable cost associated with a director attending the meetings of the Board or of any committee of the Board, including all travel, lodging and meal expenses.

2.	REGISTRATION RIGHTS

2.1 Applicability of Rights. The holders of Series A Shares shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” shall mean: (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any shares of Series A Shares issued (A) under the Purchase Agreement, and (B) pursuant to the Right of Participation (defined in Section 3 hereof), (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by a holder of Series A Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Series A Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” shall mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” shall mean the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(j) For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.3. Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) June 30, 2007 or (ii) one (1) year following a Qualified Public Offering, receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of no less than twenty percent (20%) of such Holders’ Registrable Securities pursuant to this Section 2.3 (or a lesser percentage if the anticipated gross proceeds from the offering shall exceed US$5,000,000), then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a).

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Other Securities Laws in Demand Registration. In the event of any registration pursuant to this Section 2.3, the Company shall register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions outside of the United States or in Hong Kong or elsewhere as shall be appropriate for the distribution of the securities; provided, however, that (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction, and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

2.4 Piggyback Registrations. (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization or other Rule 145 transaction, an offer and sale of debt securities, or a registration on any registration form that does not permit secondary sales), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights superior to those of the Holders of the Series A Shares without the consent in writing of the Holders of at least fifty percent (50%) of the Series A Shares or Ordinary Shares issued upon conversion of the Series A Shares or a combination of such Series A Shares and Ordinary Shares.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded unless otherwise approved by the majority of the Holders of the Registrable Securities in writing. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5 Form F-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(1) if Form F-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period.

(4) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(b); or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5; provided that the Company shall not be required to file more than two (2) Form F-3 registration statements in any twelve (12) month period.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.3(b) shall apply to such registration.

2.6 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses and expenses for the special counsel of the selling Holders) shall be borne by the Company; provided that if the expenses of any audits required in connection with a demand registration as described in Section 2.3 exceed an aggregate amount of US$25,000, the portion in excess of such US$25,000 limit shall be borne by the selling Holders on a pro rata basis. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, for a period of up to sixty (60) days; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such sixty (60) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any.

2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, or any partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. Termination of the Company’s Obligations. The Company’s obligations under Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall terminate on the earlier of (i) the seventh (7th) anniversary of a Qualified Public Offering of the Company, or (ii) the date on which the Holders hold less than one percent (1%) of the total outstanding share capital of the Company on a fully diluted basis.

2.11 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.12 Market Stand-Off. Each of the Founders, the Non-Founders and the holder of Series A Shares agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.14 Directed Shares. Subject to the consent of the underwriters managing a Qualified Public Offering, the Investors hereby reserve the right to direct up to five percent (5%) of the Company’s offered shares in the Qualified Public Offering in the aggregate, and the holders of the Ordinary Shares hereby reserve the right to direct up to five percent (5%) of the Company’s offered shares in the Qualified Public Offering in the aggregate.

3.	RIGHT OF PARTICIPATION

3.1 General. The Investors and their permitted transferees to which rights under this Section 3 have been duly assigned in accordance with this Agreement (each a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3 New Securities. “New Securities” shall mean any Series A Shares, any other shares of the Company designated as “Preferred Shares”, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series A Shares, Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Shares, Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) up to 1,000,000 Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board);

(b) any shares of Series A Shares issued under the Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(c) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e) any securities issued pursuant to a Qualified Public Offering; or

(f) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(g) any securities issued to one or more strategic corporate partners upon the terms and conditions agreed by the Investors.

3.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have fifteen (15) days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

3.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within fifteen (15) days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6 Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified Public Offering.

4.	TRANSFER RESTRICTIONS

4.1 Certain Definitions. For purposes of this Section 4, “Ordinary Holders” means the Ordinary Shareholders and their permitted assignees to which their rights under this Section 4 have been duly assigned in accordance with this Agreement; “Series A Holder” means the Investors and their permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement; “Restricted Shares” means any of the Company’s securities now owned or subsequently acquired by an Ordinary Holder; and “transfer” of any Restricted Shares means sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance or otherwise disposal of, through one or a series of transactions, such Restricted Shares, directly or indirectly.

4.2 Sale of Restricted Shares; Notice of Sale. Subject to Section 4.6 of this Agreement, if any Ordinary Holder (the “Selling Shareholder”) proposes to transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company, and upon the expiration of the Company First Refusal Period (as defined below), to each Series A Holder prior to such transfer. The Notice shall describe in reasonable detail the proposed transfer including, without limitation, the number of Restricted Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3 Right of First Refusal.

(a) The Company’s Option. The Company shall have the right, exercisable upon written notice to the Selling Shareholder and each Series A Holder, within thirty (30) days after receipt of the Transfer Notice (the “Company First Refusal Period”), to elect to purchase all or any part of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(b) Series A Holders’ Option. If and to the extent the any Offered Shares have not been purchased pursuant to Section 4.3(a), each Series A Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Series A Holder, within thirty (30) days following the expiration of the Company First Refusal Period (the “Series A First Refusal Period”), to elect to purchase all or any part of its pro rata share of the remaining Offered Shares equivalent to the product obtained by multiplying the aggregate number of the remaining Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Series A Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) owned by all the Series A Holders at the time of the transaction, at the same price and subject to the same material terms and conditions as described in the Transfer Notice. To the extent that any Series A Holder does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares, the Selling Shareholder and the participating Series A Holders shall, within ten (10) days after the end of the Series A First Refusal Period, make such adjustments to each exercising Series A Holder’s pro rata share of the Offered Shares so that any remaining Offered Shares may be allocated to those Series A Holders exercising their rights of first refusal on a pro rata basis.

(c) The Company or any Series A Holder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the Company First Refusal Period or the Series A First Refusal Period, as the case may be, to purchase up to all, or all of its pro rata share, of the Offered Shares.

(d) Expiration Notice. Within ten (10) days after expiration of the Series A First Refusal Period the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares was subscribed by the Series A Holders exercising their rights of first refusal or (ii) that the Series A Holders have not subscribed all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro-Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale rights described in Section 4.4 below.

(e) Purchase Price. The purchase price for the Offered Shares to be purchased by the Company or the Series A Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in this Section 4.3(e). If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, the Series A Holders, and the Selling Shareholder, absent fraud or error.

(f) Payment. Payment of the purchase price for the Offered Shares purchased by the Company or the Series A Holders shall be made within ten (10) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(g) Rights of a Selling Shareholder. If the Company or any Series A Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Company or such Series A Holder, as the case may be, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from the Company or such Series A Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to the Company or such Series A Holder.

(h) Application of Co-Sale Rights. If the Company or the Series A Holders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale rights set forth in Section 4.4 below.

4.4 Co-Sale Right. To the extent that the Company and Series A Holders have not exercised right of first refusal with respect to any or all the Offered Shares, then each Series A Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Series A Holder (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and as-converted to Ordinary Shares basis) that such participating Series A Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Series A Holder. To the extent one or more of the Series A Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Series A Holder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. Each Series A Holder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Series A Holder at the time of the sale or transfer and the denominator of which is the total combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Series A Holders and the Selling Shareholder (“Co-Sale Pro Rata Portion”). To the extent that any Series A Holder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the participating Series A Holders shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Series A Holder so that any remaining Offered Shares may be allocated to other participating Series A Holders on a pro rata basis.

(b) Transferred Shares. Each participating Series A Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares which such Series A Holder elects to sell;

(ii) that number of Series A Shares which is at such time convertible into the number of Ordinary Shares that such Series A Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Series A Shares in lieu of Ordinary Shares, such Series A Holder shall convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) or a combination of the above.

(c) Payment to Series A Holders. The share certificate or certificates that the participating Series A Holder delivers to the Selling Shareholder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Series A Holder that portion of the sale proceeds to which such Series A Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Series A Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Series A Holder.

(d) Right to Transfer. To the extent the Series A Holders do not elect to purchase, or to participate in the sale of, the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery to the Company and each of the Series A Holders of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Series A Holders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Offered Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the First Refusal Right Holders and the co-sale right of the Series A Holders and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 4.4 of this Agreement.

4.5 Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Company and/or the Series A Holders shall not apply to (a) any sale or transfer of Restricted Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; (b) the transfer of 1,350,000 Ordinary Shares indirectly held by Mr. HE Boquan to Ms. CHANG Chia-Yue according to Section 5.10(c) of the Purchase Agreement; (c) any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any Ordinary Holder by such Ordinary Holder for bona fide estate planning purposes; (d) any transfer of Restricted Shares from any Ordinary Holder to the corresponding persons under the caption “Ultimate Holder” as set forth in Schedule B hereto, in each case not exceeding the number of Restricted Shares set forth opposite the name of such persons and under the caption “Number of Shares” in Schedule B (subject to adjustment for share splits, share dividends, share combinations, reclassifications or similar events); or (e) any transfer of Ordinary Shares by any Ordinary Holder to any subsidiary whose voting equity securities are 100% owned by such Ordinary Holder, a parent company owning, directly or indirectly, 100% of the voting equity securities or equity interest in such Ordinary Holder, or a subsidiary (directly or indirectly) whose voting equity securities are 100% owned by such parent company (each transferee pursuant to the foregoing clauses (a) - (e), a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Investors to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

4.6 Prohibited Transfers.

(a) Except for transfers by the Ordinary Holders to Permitted Transferees as provided in Section 4.5 above, none of the Ordinary Holders or the Permitted Transferees shall, without the prior written consent of holders of a majority of the Ordinary Shares held by the Investors and their permitted transferees (on an as-converted basis), transfer any Company securities now held by him/her to any person in violation of this Section 4.

(b) Any attempt by a party to transfer Ordinary Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of holders of a majority of the Ordinary Shares held by the Investors and their permitted transferees (on an as-converted basis).

4.7 Legend.

(a) Each certificate representing the Restricted Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.7(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.8 Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written approval of holders of at least a majority of the Series A Shares:

(a) Each of the Founders and the Non-Founders shall not, and shall not cause or permit any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him/her in the Domco, as the case may be, to any person. Any transfer in violation of this Section 4.8(a) shall be void and the Domco hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written approval of the holders of at least a majority of the Series A Shares.

(b) The Domco shall not, and each of the Founders and the Non-Founders shall not cause the Domco to, issue to any person any equity securities of the Domco, as the case may be, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Domco, as the case may be.

4.9 Term. The provisions under this Section 4 shall terminate upon the earlier to occur of (i) a Qualified Public Offering or (ii) a Trade Sale (as defined in Section 5 below).

5.	DRAG-ALONG RIGHT

If at any time after the date of this Agreement there shall be a bona fide offer from a third party to effect a Trade Sale (as defined below), and if so requested by written notice from the holders of at least a majority of the outstanding Series A Shares, each of the Founders, the Non-Founders, the Ordinary Shareholders, the Investors and their respective assignees shall consent to, enter into any agreement in connection with, and participate in, and use their best efforts to cause all other shareholders of the Company to consent to, enter into any agreement in connection with, any participate in, such Trade Sale; provided that (i) the holders of at least a majority of the Series A Shares have approved the terms and conditions of such Trade Sale and has committed to participate in such Trade Sale, and (ii) the implied valuation of the Company pursuant to such Trade Sale is at least US$112,000,000; provided further that, the written consent from the Ordinary Shareholders shall be obtained, if (i) the offering party primarily engages in the Principal Business (as defined in the Purchase Agreement), or (ii) the offering party is a non-listed portfolio company of the Investors. The obligation under this Section 5 shall be terminated upon a Qualified Public Offering. For purpose of this Agreement, “Trade Sale” means either (i) a merger, consolidation or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (ii) the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets.

6.	ASSIGNMENT AND AMENDMENT

6.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights; Registration Rights. The Information and Inspection Rights under Section 1.1 may be assigned to any holder of Series A Shares; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities; provided that, either (i) the Registrable Securities being transferred include at least 100,000 shares (as adjusted for share dividends, splits, combinations, recapitalization and similar events) or represent all of the Registrable Securities held by each of the transferring Holders; or (ii) the proposed assignment is to constituent partners or shareholders who agree to act through a single representative; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

(b) Rights of Participation; Right of First Refusal; Co-Sale Rights; Drag-Along Rights. The rights of the Investors under Sections 3, 4 and 5 are fully assignable in connection with a transfer of shares of the Company by the Investors; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Investors stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

(c) Most Favored Nations. The Company shall grant the Investors or any holder of Series A Shares any rights that are granted by the Company to other investors in any future financing by or through whatever means including without limitation equity or debt financing or sale and that are superior, in good faith judgment of the Board of the Company, to the rights granted to the Investors under Sections 1.1, 2, 3, 4 and 5 herein.

6.2 Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to each PRC Company, by such PRC Company; (iii) as to the Investors, by persons or entities holding a majority of the Series A Shares held by the Investors and their assigns; provided, however, that any holder of Series A Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series A Shares or their assigns; (iv) as to the Ordinary Holders, by persons or entities holding a majority of the Ordinary Shares held by the Ordinary Holders and their assigns; provided, however, that any Ordinary Holder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Holders or their assigns; (v) as to each Founder Ordinary Shareholder or Other Ordinary Shareholder, by such Founder Ordinary Shareholder or Other Ordinary Shareholder; and (vi) as to each Founder or Non-Founder, by such Founder or Non-Founder. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Investors, the PRC Companies, the Ordinary Shareholders, the Founders, the Non-Founders and their respective assigns.

7.	CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETE

7.1 Disclosure of Terms. The terms and conditions of this Agreement and the Purchase Agreement, and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

7.2 Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

7.3 Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

7.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Purchase Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 7, such party (the “Disclosing party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

7.5 Other Information. The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

7.6 Notices. All notices required under this section shall be made pursuant to Section 11.1 of this Agreement.

7.7 Non-Compete.

Each of the Founders and the Non-Founders covenants and agrees that, for so long as he/she legally and/or beneficially owns any equity capital in the Company, he/she shall not (a) serve in a Competitive Position, or (b) engage in activities contrary or harmful to the interests of any of the Company and the PRC Companies (the “Group Companies”), including but not limited to:

(i) employ or recruit any present, former or future employee of any Group Company to serve in a Competitive Position;

(ii) own equity (other than as the holder of not more than 1% of total outstanding shares of a publicly-held company) in any other person that primarily engages in the business of independent financial advising, including without limitation promotion, distribution and sale of securities investment funds, assembled funds trust and other financial products; concurrent-business insurance agency; insurance brokerage; and investment consultancy;

(iii) disclosing (except for any disclosure which is necessary and required in order to comply with any applicable laws, court order, or requirement by an applicable governmental authority) or misusing any confidential information of the Group Companies; or

(iv) participating in a hostile takeover attempt of any Group Company.

In the event any of the Founders and the Non-Founders violates any prohibition contained in the foregoing sentence, the Company and/or the Investors (to the extent the Company elects not to fully exercise its rights hereunder) shall be entitled to an injunction prohibiting such person from engaging in such activities, as such person agrees that the Group Companies would be irreparably harmed by any such actual or threatened conduct. In addition, the Company and/or the Investors may apply for such other relief as may be available for breach of this provision at law or in equity. For the purpose of this Section 7.7, “Competitive Position” shall mean serving in a senior management capacity, as an employee, consultant, advisor or otherwise, for any person that primarily engages in the business that is same as, similar to or in direct competition with the business of the Group Companies.

8.	PROTECTIVE PROVISIONS

8.1 Acts of the Company. In addition to such other limitations as may be provided in the Memorandum and Articles, the following acts of the Company shall require the prior written approval of the holder(s) of at least a majority of the outstanding Series A Shares (the term “Company” means, in each case, the Company itself as well as, in the case of subsections (vi) - (xxii) below, each of the PRC Companies):

(i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares;

(ii) any action to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Series A Shares in any aspects including without limitation dividend rights, redemption rights and/or liquidation rights;

(iii) any new issuance of any equity securities of the Company, excluding (i) any issuance of Ordinary Shares upon conversion of the Series A Shares, and (ii) the issuance of up to 1,000,000 Ordinary Shares (or options or warrants therefor) under employee equity incentive plans approved by the Board;

(iv) any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A Shares;

(v) any increase or decrease of the authorized number of Ordinary Shares or Series A Shares of the Company;

(vi) any repurchase or redemption of any equity securities of the Company other than pursuant to (A) the redemption right of the holders of Series A Shares as provided in the Memorandum and Articles, or (B) contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services or pursuant to a contractual right of first refusal held by the Company;

(vii) any amendment or waiver of any provision of the Memorandum and Articles of Association or other charter documents in a manner that would alter or change the rights, preferences or privileges of any Series A Share;

(viii) any merger or consolidation of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger or consolidation held shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity;

(ix) the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets;

(x) any increase or decrease of the authorized number of the board members of the Company;

(xi) the liquidation, dissolution or winding up of the Company;

(xii) the declaration or payment of a dividend or other distribution on Ordinary Shares or Series A Shares;

(xiii) the extension by the Company of any loan or guarantee for indebtedness in excess of US$100,000 in the aggregate to any third party;

(xiv) any incurrence of indebtedness in excess of US$300,000;

(xv) any purchase by the Company of equity securities of, or any securities convertible into equity securities of, or any operating assets of, any other company in a single transaction or a series of transactions at a purchase price in excess of US$300,000, individually or in the aggregate;

(xvi) any investment by the Company in any marketable securities, including without limitation treasury securities;

(xvii) the appointment and removal of any key officer of the Company, including the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer, or comparable positions;

(xviii) any transaction involving both the Company and a shareholder or any of the Company’s employees, officers, directors or shareholders or any affiliate of a shareholder or any of its officers, directors or shareholders;

(xix) appointment and removal of auditors of the Company or any material change in the accounting and financial policies of the Company;

(xx) any increase in compensation of any employee of the Company with monthly salary of at least RMB40,000 by more than fifty percent (50%) in a twelve (12) month period; or

(xxi) any items of capital expenditure outside the annual budget in excess of US$100,000 per month, individually or in the aggregate.

(xxii) adoption of any business plan, projections and annual budget and any amendment thereto.

8.2 Acts of the PRC Companies. Without limitation of the foregoing and subject to applicable PRC laws and regulations, the following acts by each of the PRC Companies shall in each case require the prior written approval of the holder(s) of at least a majority of the outstanding Series A Shares:

(a) any amendment to such PRC Company’s Articles of Association, or other constitutional document;

(b) the liquidation, termination or dissolution of such PRC Company;

(c) any increase of the registered capital of such PRC Company or transfer of any equity or joint venture interest in such PRC Company;

(d) the sale, lease, transfer or other disposition of all or substantially all of the assets of such PRC Company or any merger or consolidation of such PRC Company with or into any other business entity; or

(e) any issuance of equity securities or equity-like securities of such PRC Company.

9.	REDEMPTION

For the purpose of this Section 9 and Section 10, the following definitions shall apply: (1) “Series A Issue Price” means US$1.3290 per Series A Share, and (2) “Series A Original Issue Date” means the date of the first sale and issuance of Series A Shares.

The Company shall, as provided below, redeem the Series A Shares.

9.1 Redemption. At any time after five (5) years from the Series A Original Issue Date (the “Redemption Start Date”) and subject to the Companies Law (2004 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force (the “Statute”), at the option of any holder of Series A Shares, the Company shall redeem all, but not less than all, of the Series A Shares held by such holder out of funds legally available therefor, at a redemption price per Series A Share (the “Redemption Price”) equal to:

IP x (105%)N, where

IP = Series A Issue Price; and

N = a fraction the numerator of which is the number of calendar days between the Series A Original Issue Date and the Redemption Date (as defined in below) and the denominator of which is 365,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

9.2 Redemption Notice. A notice of redemption by such holder of Series A Shares shall be given by hand or by mail to the registered office of the Company at any time on or after the date falling 30 days before the Redemption Start Date stating the date on or after the Series A Redemption Start Date on which the Series A Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the Redemption Start Date or the date 30 days after such notice of redemption is given, whichever is later. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Series A Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. Each such other holder of Series A Shares shall have the right to participate in the redemption and require the Company to redeem all or part the Series A Shares held by it at the same Redemption Price and on the same Redemption Date, together with the Series A Shares of the initiating holder to be redeemed, by written notice to the Company within fifteen (15) days following the date of the Redemption Notice indicating its election to participate in the redemption and the number of its Series A Shares to be redeemed. In the event that any holder of Series A Shares shall not have participated in the redemption in accordance with the preceding sentence, such holder of Series A Share shall nevertheless have the right to require the Company to redeem all or part of the Series A Shares held by it by initiating redemption pursuant to this Section 9.

9.3 Availability. If on the Redemption Date, the number of Series A Shares that may then be legally redeemed by the Company is less than the number of all Series A Shares to be redeemed, then (i) the number of Series A Shares then redeemed shall be based ratably on all Series A Shares to be redeemed, and (ii) the remaining Series A Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

9.4 Procedure. Before any holder of Series A Shares shall be entitled for redemption under the provisions of this Section 9, such holder shall surrender his or her certificate or certificates representing such Series A Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Series A Shares to be redeemed, all dividends on such Series A Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), without interest, shall cease and terminate and such Series A Shares shall cease to be issued shares of the Company.

9.5 Restrictions. If the Company fails (for whatever reason) to redeem any Series A Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

10	LIQUIDATION, DISSOLUTION OR WINDING UP

10.1 Preference Amount. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares, an amount per Series A Share equal to 150% of the Series A Issue Price, in each case the Series A Issue Price as adjusted for share dividends, splits, combinations, recapitalizations or similar events (the “Preference Amount”). After the full liquidation Preference Amount on all outstanding Series A Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of the Series A Shares (on an as-converted basis) together with the holders of the Ordinary Shares. If the Company has insufficient assets to permit payment of the Preference Amount in full to all holders of Series A Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Shares in proportion to the Preference Amount each such holder of Series A Shares would otherwise be entitled to receive.

10.2 Compulsory Payment. In the event of (i) a sale, conveyance or disposition of all or substantially all of the assets of the Company or any PRC Company, (ii) an exclusive licensing of substantially all of the intellectual property of the Company or any PRC Company to any third party, or (iii) a consolidation or merger of the Company or any PRC Company with or into any other company or companies in which the existing members or shareholders of the Company or such PRC Company, as of the Series A Original Issue Date, do not retain a majority of the voting power in the surviving company, the Company shall, to the extent legally entitled to do so, pay the amount received on such sale, disposition, license or consolidation in either the same form of consideration received by the Company or in cash, as the Company may determine, whether such payment is in the form of a dividend or other legally permissible form (the “Compulsory Payment”). The Compulsory Payment will be distributed to the members or shareholders of the Company as follows:

(a) to the holders of the Series A Shares, an amount per Series A Share equal to (i) 150% of the Series A Issue Price; or (ii) 100% of the Series A Issue Price, if the total amount of the proceeds received from the above transactions is equal to or more than US$81,250,000, in each case the Series A Issue Price as adjusted for share dividends, splits, combinations, recapitalizations or similar events (the “Compulsory Payment Preference”). If the value of the Compulsory Payment is less than the Compulsory Payment Preference, then the Compulsory Payment shall be distributed pro rata amongst the holders of all outstanding Series A Shares; and.

(b) the remainder (after payment in accordance with Section 10.2(a) above), if any, to the holders of Series A Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

10.3 Repurchase of Ordinary Shares. Notwithstanding any other provision of this Section 10, the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Series A Shares shall have been declared.

10.4 Distribution of Assets or Securities. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Series A Shares and Ordinary Shares shall be determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote of the director appointed by the Investors). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board).

10.5 Valuation of Securities. The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board). The holders of at least a majority of the outstanding Series A Shares shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Section 10, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne by the Company.

11.	GENERAL PROVISIONS.

11.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule C hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule C; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule C with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1 by giving the other party written notice of the new address in the manner set forth above.

11.2 Entire Agreement. This Agreement, the Purchase Agreement, the Restructuring Documents (as defined in the Purchase Agreement) and any Ancillary Agreements (as defined in the Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Without limiting the generality of the foregoing, this Agreement shall supersede the Restructuring Documents to the extent any inconsistencies exist between them.

11.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of Hong Kong Special Administrative Region of the PRC without regard to the principles of conflict of law of any jurisdiction.

11.4 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.6 Successors and Assigns. Subject to the provisions of Section 6.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

11.7 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10 Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by Affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control to the maximum extent permitted by the applicable laws. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency.

11.12 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 11.12(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

NOAH HOLDINGS LIMITED

By:	/s/ Jingbo Wang
Name:	Jingbo Wang
Title:	Authorized Signatory

SHANGHAI NOAH RONGYAO INVESTMENT CONSULTING CO., LTD.

By:	official seal
Name:
Title:

SHANGHAI NOAH INVESTMENT MANAGEMENT CO., LTD.

By:	official seal
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

JING INVESTORS CO., LTD.

BY:	/s/ Jingbo Wang
NAME:	Jingbo Wang
TITLE:	Authorized Signatory

YIN INVESTMENT CO., LTD.

By:	/s/ Zhe Yin
Name:	Zhe Yin
Title:	Authorized Signatory

XIN INVESTMENT CO., LTD.

By:	/s/ Xinjun Zhang
Name:	Xinjun Zhang
Title:	Authorized Signatory

YAN INVESTMENT CO., LTD.

By:	/s/ Yan Wei
Name:	Yan Wei
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

FOUNDERS

/s/ Jingbo Wang
JINGBO WANG

/s/ Zhe Yin
ZHE YIN

/s/ Xinjun Zhang
XINJUN ZHANG

/s/ Yan Wei
YAN WEI

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

QUAN INVESTMENT CO., LTD.

By:	/s/ Boquan He
Name:	/s/ Boquan He
Title:	Authorized Signatory

HUA INVESTMENT CO., LTD.

By:	/s/ Qianghua Yan
Name:	Qianghua Yan
Title:	Authorized Signatory

NON-FOUNDERS

/s/ Boquan He
BOQUAN HE

/s/ Qianghua Yan
QIANGHUA YAN

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

SEQUOIA CAPITAL CHINA I, L.P.
SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P.
SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P.

By:	SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P.
A Cayman Islands Exempted Limited partnership General Partner of Each

By:	SC CHINA HOLDING LIMITED A Cayman Islands limited liability company Its General Partner

/s/ Jimmy Wong

	Name:	Jimmy Wong
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

LIST OF APPENDICES

Schedule A	Part 1 Schedule of Founder Ordinary Shareholders
Part 2 Schedule of Other Ordinary Shareholders
Part 3 Schedule of Founders
Part 4 Schedule of Non-Founders
Part 5 Schedule of Investors

Schedule B	Allocation of Shares

Schedule C	Notices

SCHEDULE A

Part 1 Schedule of Founder Ordinary Shareholders

Founder Ordinary Shareholder	Ultimate Shareholder

Jing Investors Co., Ltd.	WANG Jingbo

Yin Investment Co., Ltd.	YIN Zhe

Xin Investment Co., Ltd.	ZHANG Xinjun

Yan Investment Co., Ltd.	WEI Yan

Part 2 Schedule of Other Ordinary Shareholders

Other Ordinary Shareholder	Ultimate Shareholder

Quan Investment Co., Ltd.	HE Boquan

Hua Investment Co., Ltd.	YAN Qianghua

Part 3 Schedule of Founders

Name	Address	ID Number

WANG Jingbo	Room 101, No. 13, Lane 666, Longdong Avenue, Pudong New District, Shanghai, PRC	510102197206082866

YIN Zhe	Room 301, No. 7, Lane 839, Yunshan Road, Pudong New District, Shanghai, PRC	310106197411053210

ZHANG Xinjun	No. 22, Lane 242, Tiantong Road, Hongkou District, Shanghai, PRC	310109197412220825

WEI Yan	Room 501, No. 36, Lane 199, Biyun Road, Pudong New District, Shanghai, PRC	512323197702050024

Part 4 Schedule of Non-Founders

Name	Address	ID Number

HE Boquan	Room 13-15, 32nd Floor, No. 183-187 Daduhui Plaza, North Tianhe Road, Tianhe District, Guangzhou City, Guangdong Province, PRC	442000601107545

YAN Qianghua	Room 505-506, No. 22, Lane 2185, North Zhongshan Road, Putuo District, Shanghai, PRC	310107195601070844

Part 5 Schedule of Investors

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

SCHEDULE B

Allocation of Shares

Record Holder	Ultimate Holder	Number of Shares
Jing Investors Co., Ltd.	WANG Jingbo	7,380,000
Yin Investment Co., Ltd.	YIN Zhe	2,160,000
Xin Investment Co., Ltd.	ZHANG Xinjun	720,000
Yan Investment Co., Ltd.	WEI Yan	540,000
Quan Investment Co., Ltd.	HE Boquan	4,500,000
Hua Investment Co., Ltd.	YAN Qianghua	1,800,000

SCHEDULE C

Notices

If to the Company, the PRC Subsidiary, the Domco, the Founder Ordinary Shareholders or the Founders:

Attention:	Ms. WANG Jingbo

Address:	9th Floor, Jinsui Mansion, No. 379 South Pudong Road
Pudong New Area, Shanghai 200120, China

Telephone:	+86 21 68869688

Fax:	+86 21 68869611

If to the Other Ordinary Shareholders or the Non-Founders:

Attention:	Ms. WANG Jingbo

Address:	9th Floor, Jinsui Mansion, No. 379 South Pudong Road
Pudong New Area, Shanghai 200120, China

Telephone:	+86 21 68869688

Fax:	+86 21 68869611

If to the Investors:

Attention:	Mr. JI Yue

Address:	2408 Air China Plaza, No. 36 Xiaoyun Road
Chaoyang District, Beijing 100027, China

Telephone:	+86 10 84475668

Fax:	+86 10 84475669